Exhibit 99.2

        Eline Entertainment Group's Storm Depot International Subsidiary
              Initiates Program to Open Company-Owned Retail Stores

Knoxville, Tennessee - June 1, 2006 -- Storm Depot International, a subsidiary of Eline Entertainment Group, Inc. (OTC Pink Sheets: EEGI), announced today the initiation of a program to open a series of company-owned retail stores that will sell direct to consumers and independent contractors an array of hurricane protection and preparedness products. The new stores will provide a one-stop shopping solution for the do-it-yourself (DYI) consumer and independent contractor marketplace, with available products to include its proprietary E-Panel, a lightweight translucent hurricane panel, as well as aluminum hurricane panels, accordion shutters, rechargeable tools, hand tools and electric generators, plus an assortment of related accessories.

Storm Depot International presently distributes its products through a network of 14 independent dealers, with 9 located on the east coast of Florida, stretching from Boca Raton north to Sebastian, and then 5 on the west coast that cover the area from Fort Myers north to Pensacola. The company also distributes its products through various independent retailers located in the southeastern United States. The new company-owned stores are being targeted for locations where the company's research has indicated the presence of strong demand.

The initiation of this program coincides with the official start of the hurricane season, which is considered to begin on June 1st and end on November 30th. Hurricane forecasters are once again predicting an above average hurricane season for 2006, with Florida having a high probability of being impacted by a hurricane. Hurricane weather experts William M. Gray and Phil Klotzbach, from the University of Colorado, have predicted another active hurricane season, with 17 named storms, 9 hurricanes and 5 major hurricanes during the 2006 season.

"The addition of company-owned stores will not only strengthen our position on both coasts of Florida," stated Ellis C. Hyers, President of Storm Depot International, "it also presents an opportunity to capture a share of what we see as an emerging and growing market consisting of homeowners who wish to install their own hurricane protection products, as well as smaller independent contractors who do not have direct access to product manufacturers."

About Eline Entertainment

Eline Entertainment Group, Inc. provides manufacturing solutions through the design, sourcing and distribution of specialty materials, systems and related supplies. The Company's Storm Depot International subsidiary distributes hurricane protection products, including its proprietary E-Panel, a lightweight translucent hurricane panel, through a network of licensed dealers and independent retailers. The company's dealer outlets offer the public and the contracting trade a one-stop shopping solution for a broad range of hurricane protection and preparedness products.

Eline also holds a controlling interest in the voting securities of CTD Holdings, Inc. (OTCBB: CTDH), which sells cyclodextrins (CDs) and provides consulting services in the area of commercialization of cyclodextrin applications. CDs have applications in the areas of biotechnology, cosmetics, foodstuffs, pharmaceuticals, and toxic waste treatment, among others.

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Eline recently announced that with the recent completion of its audit for the fiscal year ended October 31, 2005 and the filing on May 12, 2006 of its Annual Report on Form 10-KSB for the 2005 fiscal year, it is now in the process of completing the preparation of its Quarterly Report on Form 10-QSB for the three months ended January 31, 2006. The filing of both of these reports was delayed, in large part, as a result of its engagement of a new audit firm. The company believes that upon the filing of its Quarterly Report on Form 10-QSB for the three months ended January 31, 2006, it will be in full compliance with all requisite SEC reporting requirements, which consequently will position the company to seek to restore its quotation on the OTC Bulletin Board as soon as practicable.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.